As filed with the United States Securities and Exchange Commission on May 20, 2021
 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Similarweb Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	98-1543671
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Similarweb Ltd.
121 Menachem Begin Rd.,
Tel Aviv-Yafo 6701203, Israel
+972-3-544-7782
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Similarweb Inc.
35 East 21st Street,
New York NY 10010
+1-800-540-1086
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nicole C. Brookshire Stephane Levy David C. Boles Cooley LLP 55 Hudson Yards New York, NY 10001 Tel: (212) 479-6000	David S. Glatt Elad Ziv Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, 5250608, Israel Tel: +972 (3) 610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒	Smaller reporting company	☐
Emerging growth company ☒
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.01 per share
Shares reserved for issuance under the 2021 Share Incentive Plan	1,495,783	(2)(3)	$20.88	(7)	$31,231,949	$3,407.41
Shares reserved for future issuance under the 2021 Employee Share Purchase Plan	2,000,000	(4)	$17.75	(8)	$35,496,000	$3,872.61
Shares issuable upon exercise of options outstanding under the 2012 Incentive Option Plan	11,227,269	(5)	$2.26	(9)	$25,373,628	$2,768.26
Shares issuable upon exercise of restricted share unit awards outstanding under the 2012 Incentive Option Plan	212,500	(6)	$20.88	(7)	$4,437,000	$484.08
Total	14,935,552				$96,538,577	$10,532.36
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the plans set forth herein by reason of any share dividend, share split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase to the number of outstanding Ordinary Shares, as applicable.
(2)Represents 1,495,783 Ordinary Shares reserved for future issuance pursuant to stock awards under the Registrant’s 2021 Share Incentive Plan (the “2021 Plan”), which number consists of (a) 1,300,000 Ordinary Shares initially available for grants under the 2021 Plan and (b) 195,783 Ordinary Shares that were part of the pool reserved for awards under the 2012 Plan but not granted as of the effective date of the 2021 Plan. Pursuant to the terms of the 2021 Plan, any Ordinary Shares (i) underlying an award granted under the 2021 Plan or the 2012 Incentive Option Plan (the “2012 Plan”) that has expired, or was cancelled, terminated, forfeited or settled in cash in lieu of issuance of ordinary shares, without having been exercised; (ii) which were part of the pool reserved for awards under the 2012 Plan but not granted as of the effective date of the 2021 Plan or (iii) if permitted by the Registrant’s board of directors, tendered to pay the exercise price or withholding obligation with respect to an award under the 2021 Plan or 2012 Plan (“Returning Shares”), shall automatically be available for grant of awards under the 2021 Plan. See footnotes 5 and 6 below.
(3)The number of Ordinary Shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each calendar year, from January 1, 2022 through January 1, 2031, by that number of Ordinary Shares equal to the lesser of: (i) 5% of the total number of Ordinary Shares outstanding as of the last day of the immediately preceding calendar year on a fully diluted basis, and (ii) an amount determined by the board of directors of the Registrant, if so determined prior to January 1 of the calendar year in which the increase will occur.
(4)Represents Ordinary Shares reserved for future issuance under the Registrant’s 2021 Employee Share Purchase Plan (the “2021 ESPP”). The number of Ordinary Shares reserved for future issuance under the 2021 ESPP will automatically increase on January 1 of each year, commencing on January 1, 2022, for a period of up to ten years ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 1% of the total number of Ordinary Shares outstanding on December 31 of the preceding calendar year, as determined on a fully diluted basis, (b) a number of Ordinary Shares determined by the Registrant’s board of director and (c) 3,000,000 Ordinary Shares.
(5)Represents Ordinary Shares reserved for issuance pursuant to share option awards outstanding under the 2012 Plan as of the date of this Registration Statement. No further share option awards will be granted under the 2012 Plan, and any Returning Shares will become available for grant under the 2021 Plan. See footnote 2 above.
(6)Represents Ordinary Shares reserved for issuance pursuant to restricted share unit awards outstanding under the 2012 Plan as of the date of this Registration Statement. No further restricted share unit awards will be granted under the 2012 Plan, and any Returning Shares will become available for grant under the 2021 Plan. See footnote 2 above.
(7)Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high ($21.25) and low ($20.50) sale prices of the Registrant’s Common Stock as reported on the NYSE on May 18, 2021, which is a date within five business days prior to filing this Registration Statement.
(8)Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high ($21.25) and low ($20.50) sale prices of the Registrant’s Common Stock as reported on the NYSE on May 18, 2021, which is a date within five business days prior to filing this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.
(9)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding stock option awards previously granted options that remain outstanding under the 2012 Plan.

PART II
Information Required in the Registration Statement
ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):
(a)The Registrant’s prospectus filed with the Commission on May 12, 2021 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form F-1, as amended (File No. 333-255262), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;
(b)The description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form 8-A filed on May 7, 2021 (File No. 001-40394) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Company to the Commission (which indicate that they are incorporated herein by reference) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
ITEM 4.      DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.
ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s amended and restated articles of association (the “Similarweb Articles”) include such a provision. The company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.
Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:
•a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and
•reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.
Under the Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:
•a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;
•a financial liability imposed on the office holder in favor of a third-party;
•a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and
•reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her.
Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:
•a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•an act or omission committed with intent to derive illegal personal benefit; or
•a fine or forfeit levied against the office holder.
Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the audit committee and the board of directors and, with respect to directors, also by shareholders.
The Similarweb Articles permit Registrant to exculpate, indemnify and insure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The office holders are currently covered by a directors and officers’ liability insurance policy.
Registrant has entered into agreements with each of its directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to Registrant for damages caused to it as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on Registrant’s activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.
The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of (i) $35,000,000 (ii) 25% of Registrant’s shareholder’s equity as reflected in its most recent consolidated financial statements prior to the date on which the indemnity payment is made, (iii) 10% of the Registrant’s total market cap (which shall mean the average closing price of the Company’s ordinary shares over the 30 trading days prior to the actual payment of indemnification multiplied by the total number of issued and outstanding shares of the Company as of the date of actual payment), and (iv) in connection or arising out of a public offering, the aggregate amount of proceeds from the sale of securities in such offering by the Registrant and/or any of its shareholders. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.
Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8.      EXHIBITS.
The Exhibits to this Registration Statement on Form S-8 are listed in the Exhibit Index attached hereto and incorporated herein by reference.

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	Filing Date	Exhibit No.	File Number
4.1	Amended and Restated Articles of Association	F-1/A	5/3/21	3.2	333-255262
4.2	Specimen Ordinary Share Certificate	F-1/A	5/3/21	4.1	333-255262
5.1*	Opinion of Meitar | Law Offices
23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm
23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of the Registration Statement)
99.1	Similarweb Ltd. 2012 Incentive Option Plan	F-1	4/15/21	10.2	333-255262
99.2	Similarweb Ltd. 2021 Share Incentive Plan	F-1/A	5/3/21	10.3	333-255262
_______________
*Filed herewith
ITEM 9.      UNDERTAKINGS.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 20th day of May, 2021.

Similarweb Ltd.
By:	/s/ Or Offer
Name:	Or Offer
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Or Offer and Jason Schwartz, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 2021.

Name	Title

/s/ Or Offer	Co-Founder and Chief Executive Officer
Or Offer	(Principal Executive Officer)

/s/ Jason Schwartz	Chief Financial Officer
Jason Schwartz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joshua Alliance	Director
Joshua Alliance

/s/ Harel Beit-On	Director
Harel Beit-On

/s/ Russell Dreisenstock	Director
Russell Dreisenstock

/s/ Gili Iohan	Director
Gili Iohan

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Similarweb Ltd., has signed this registration statement on May 20, 2021.

SIMILARWEB INC.

(Authorized Representative in the United States)

By:	/s/ Jason Schwartz
Name:	Jason Schwartz
Title:	Chief Financial Officer